Exhibit 99.1

Adtalem Global Education Announces Fourth Quarter and Full Year Fiscal 2017 Results

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--August 17, 2017--Adtalem Global Education (NYSE: ATGE), a leading global education provider, today reported academic, operational and financial results for its fiscal 2017 fourth quarter ended June 30, 2017, including enrollment results at its Carrington College, Chamberlain University, DeVry University/Keller Graduate School of Management and its medical and veterinary schools.

“Our fiscal fourth quarter performance capped off a transformative year for our organization,” said Lisa Wardell, president and CEO of Adtalem Global Education. “We made considerable progress in the four priorities we laid out at the beginning of the year, aimed at strengthening our value proposition, elevating our growth profile and further improving operating leverage. We entered fiscal 2018 with momentum in pursuing our primary mission of empowering our students and filling the global work force skills gaps that are prevalent in our society. We will continue to focus on providing societal value by strategically expanding in core markets with significant supply/demand workforce imbalances, while taking steps to maximize returns on our investments to the benefit of our shareholders.”

Selected financial data for the three months ended June 30, 2017:

  Total revenue of $451.5 million decreased 4.3 percent versus the prior year
  Net income of $42.9 million, compared to a net loss of $10.0 million in the prior year; net income excluding special items was $50.0 million, compared to $41.2 million in the prior year
  Diluted earnings per share was $0.67, compared to a net loss per share of $0.16 in the prior year; diluted earnings per share excluding special items was $0.78, compared to $0.65 in the prior year
  Adtalem repurchased approximately 483,000 shares of common stock during the fourth fiscal quarter

Selected financial data for the twelve months ended June 30, 2017:

  Total revenue of $1,809.8 million decreased 1.8 percent versus the prior year
  Medical and Healthcare; Professional Education; and Technology and Business revenue grew 2.4 percent, 28.0 percent and 40.9 percent respectively; while US Traditional Postsecondary revenue decreased 21.2 percent
  Net income of $122.3 million, compared to a net loss of $3.2 million in the prior year; net income excluding special items was $178.4 million, compared to $155.3 million in the prior year
  Diluted earnings per share was $1.91, compared to a net loss per share loss of $0.05 last year; diluted earnings per share excluding special items was $2.79, compared to $2.41 last year
  Operating cash flow for the year was $228.0 million, which is unchanged from the prior year
  Cash and cash equivalents were $242.0 million as of June 30, 2017, compared to $308.2 million as of June 30, 2016. Outstanding bank borrowings were $125.0 million as of June 30, 2017

The fiscal 2017 fourth quarter results contained total pre-tax restructuring charges of $12.0 million primarily related to restructuring at DeVry University and at Adtalem’s home office.

Academic and Operating Highlights

Medical and Healthcare Segment

Fourth quarter segment revenue of $193.1 million was flat compared to the prior year, with growth at Chamberlain University offset by decreased revenue at the medical and veterinary schools. Chamberlain revenue increased 2.4 percent to $112.4 million, while revenue for the medical and veterinary schools decreased 3.0 percent to $80.8 million.

Fourth quarter operating income for the segment, excluding special items, was $42.9 million, representing an increase of 12.2 percent from the prior year.

Following the establishment of Chamberlain University in May and the launch of Chamberlain’s new College of Health Professions, Chamberlain moved forward in admitting students to the Master of Public Health (MPH) degree program. The school received approval for Title IV funding for the program and expects full accreditation to occur over time.

Professional Education

Fourth quarter segment revenue increased 26.5 percent to $39.9 million compared to the prior year, driven by Association of Certified Anti Money Laundering Specialists (ACAMS). Segment operating income for the fourth quarter was $11.1 million, down from $13.3 million from the prior year, excluding special items, driven by a decline in revenue in Becker’s CPA review program.

Becker continued to expand its professional exam preparation resources through the launch of GuideRN Self Study program to help nursing students prepare for their National Council Licensure Examination (NCLEX) test required to become a board-certified nurse. Featuring 21 core subject topics, the GuideRN self-study includes a full curriculum of nursing subjects including Nursing Sciences, Fundamental Skills, Professional Standards, and Examination Preparation.

In the year ahead, ACAMS will continue to be a significant growth driver within Professional Education, through increases in memberships and corporate partnerships with multi-national banks as well as growth in conference attendance, in the U.S., Asia and Europe.

Technology and Business

Fourth quarter segment revenue increased 11.0 percent to $82.9 million compared to the prior year. On a constant currency basis, revenue in the segment grew 1.7 percent. Segment operating income in the fourth quarter increased 28.7 percent to $19.3 million as a result of revenue growth and cost efficiencies.

US Traditional Postsecondary

Fourth quarter segment revenue decreased 21.3 percent to $136.3 million.

Revenue at DeVry University decreased 23.0 percent to $103.9 million compared to the prior year. Fourth quarter revenue at Carrington declined 15.3 percent to $32.3 million compared to the prior year.

Excluding special items, the segment reported an operating loss of $0.9 million for the quarter, compared to an operating loss of $1.2 million in the prior year.

DeVry University achieved $30.9 million of cost savings in the fourth quarter compared to prior year, excluding special items. Additional cost reductions are expected throughout fiscal 2018 to maintain positive segment economics.

Adtalem Outlook

Fiscal 2018 first quarter revenue is expected to decrease 4 to 5 percent versus the prior year. First quarter operating costs before special items are expected to decline 4 to 5 percent versus the prior year.

Fiscal 2018 full year revenue is expected to be flat to down 1 percent compared to the prior year and earnings before special items are expected to grow in the low single digit range as compared to the prior year. Full year capital spending is expected to be in the $65 to $70 million range. The effective income tax rate for the fiscal year is expected to be in the range of 21 to 22 percent, before special items.

Conference Call and Webcast Information

Adtalem Global Education will hold a conference call to discuss its fiscal 2017 fourth-quarter and year-end financial results Thursday, August 17, at 4 p.m. CDT (5 p.m. EDT). The conference call will be led by Lisa Wardell, president and chief executive officer; and Patrick Unzicker, chief financial officer.

For those wishing to participate by telephone, dial 877-407-6184 (domestic) or 201-389-0877 (international). Ask for the “Adtalem Call” or use conference ID: 13666580. Adtalem will also broadcast the conference call on Adtalem's website at: http://www.investorcalendar.com/event/17942.

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Adtalem will archive a telephone replay of the call until Thursday, Sept. 17, 2017. To access the replay, dial 877-660-6853 (domestic) or 201-612-7415 (international), passcode 10099693. To access the webcast replay, please visit Adtalem's website, or http://www.investorcalendar.com/event/17942.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of Adtalem Educacional do Brasil, American University of the Caribbean School of Medicine, Association of Anti-Money Laundering Specialists, Becker Professional Education, Carrington College, Chamberlain University, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com.

Enrollment Results
	FY 2017	FY 2016	% Change
Adtalem Global Education Student Enrollments
New students(1)	7,739	8,269	-6.4%
Total students(1)	142,502	149,152	-4.5%

Chamberlain University
May Session
New students	3,779	3,635	+4.0%
Total students	28,961	27,406	+5.7%
July Session
New students(2)	2,497	2,144	+16.5%
Total students	26,811	25,229	+6.3%

Carrington College
3 months ending June 30, 2017
New students	1,384	1,681	-17.7%
Total students	5,362	6,466	-17.1%

Medical and Veterinary
May Semester
New students	458	535	-14.4%
Total students	5,491	5,850	-6.1%

DeVry University
Undergraduate – May Session
New students	2,406	2,982	-19.3%
Total students	20,691	26,492	-21.9%
Graduate – May Session
Coursetakers(3)	8,469	10,810	-21.7%

Undergraduate – July Session
New students	2,616	2,953	-11.4%
Total students	18,853	24,213	-22.1%
Graduate – July Session
Coursetakers(3)	7,442	9,742	-23.6%
1)	Includes the most recently reported enrollments at Adtalem’s postsecondary institutions
2)	Post-licensure online programs only; pre-licensure campus-based programs start in September, January and May
3)	The term “coursetaker” refers to the number of courses taken by a student. Thus one student taking two courses equals two coursetakers

ADTALEM GLOBAL EDUCATION INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
PRELIMINARY

	June 30,
	2017	2016
	(in thousands, except share and par value amounts)
ASSETS:
Current Assets:
Cash and Cash Equivalents	$241,979	$308,164
Marketable Securities and Investments	4,013	3,609
Restricted Cash	9,117	7,183
Accounts Receivable, Net	173,362	162,389
Prepaid Expenses and Other	42,736	36,760
Total Current Assets	471,207	518,105
Land, Building and Equipment:
Land	48,947	55,690
Building	474,942	488,347
Equipment	514,118	521,209
Construction in Progress	22,461	22,560
	1,060,468	1,087,806
Accumulated Depreciation	(582,922)	(566,043)
Land, Building and Equipment Held for Sale, Net	11,280	-
Land, Building and Equipment, Net	488,826	521,763
Other Assets:
Deferred Income Taxes, Net	33,772	52,608
Intangible Assets, Net	413,803	342,856
Goodwill	851,282	588,007
Perkins Program Fund, Net	13,450	13,450
Other Assets, Net	41,695	60,207
Total Other Assets	1,354,002	1,057,128
TOTAL ASSETS	$2,314,035	$2,096,996

LIABILITIES:
Current Liabilities:
Accounts Payable	$64,285	$64,687
Accrued Salaries, Wages and Benefits	96,241	93,328
Accrued Expenses	99,243	103,379
Deferred Revenue	117,558	100,442
Total Current Liabilities	377,327	361,836
Other Liabilities:
Revolving Loan	125,000	-
Deferred Income Taxes, Net	34,712	29,936
Deferred Rent and Other	101,672	118,025
Total Other Liabilities	261,384	147,961
TOTAL LIABILITIES	638,711	509,797
NONCONTROLLING INTEREST	6,285	5,112
SHAREHOLDERS' EQUITY:
Common Stock, $0.01 Par Value, 200,000,000 Shares Authorized: 62,371,000 and 62,549,000
Shares Outstanding at June 30, 2017 and June 30, 2016, respectively	781	765
Additional Paid-in Capital	415,912	372,175
Retained Earnings	1,881,397	1,771,068
Accumulated Other Comprehensive Loss	(59,119)	(42,467)
Treasury Stock, at Cost, 15,691,000 and 13,990,000 Shares at June 30, 2017 and June 30, 2016,
respectively	(569,932)	(519,454)
TOTAL SHAREHOLDERS' EQUITY	1,669,039	1,582,087
TOTAL LIABILITIES, NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	$2,314,035	$2,096,996

ADTALEM GLOBAL EDUCATION INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
PRELIMINARY

	Three Months Ended		Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)
REVENUE:
Tuition	$405,404	$429,757	$1,623,017	$1,673,381
Other Educational	46,065	41,943	186,783	170,156
Total Revenue	451,469	471,700	1,809,800	1,843,537
OPERATING COST AND EXPENSE:
Cost of Educational Services	232,490	247,813	962,194	986,778
Student Services and Administrative Expense	153,655	169,388	618,152	654,049
Restructuring Expense	11,957	34,355	29,825	74,225
Regulatory Settlements	-	-	56,252	-
Loss on Assets Held for Sale	-	-	4,764	-
Asset Impairment Charge	-	48,187	-	147,660
Gain on Sale of Assets	-	(3,183)	-	(7,032)
Total Operating Cost and Expense	398,102	496,560	1,671,187	1,855,680
Operating Income (Loss)	53,367	(24,860)	138,613	(12,143)
INTEREST:
Interest Income	1,184	387	4,925	779
Interest Expense	(2,734)	(353)	(9,144)	(5,934)
Net Interest (Expense) Income	(1,550)	34	(4,219)	(5,155)
Income (Loss) Before Income Taxes	51,817	(24,826)	134,394	(17,298)
Income Tax (Provision) Benefit	(7,769)	15,225	(10,420)	14,542
Equity Method Investment Loss	(694)	-	(694)	-
NET INCOME (LOSS)	43,354	(9,601)	123,280	(2,756)
Net Income Attributable to Noncontrolling Interest	(495)	(368)	(997)	(410)
NET INCOME (LOSS) ATTRIBUTABLE TO ADTALEM
GLOBAL EDUCATION	$42,859	$(9,969)	$122,283	$(3,166)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE
TO ADTALEM GLOBAL EDUCATION SHAREHOLDERS:
Basic	$0.68	$(0.16)	$1.93	$(0.05)
Diluted	$0.67	$(0.16)	$1.91	$(0.05)

Cash Dividends Declared per Common Share	$-	$0.18	$0.18	$0.36

ADTALEM GLOBAL EDUCATION INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
PRELIMINARY

	Year Ended June 30,
	2017	2016
	(in thousands)
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income (Loss)	$123,280	$(2,756)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Stock-Based Compensation Expense	16,600	22,368
Depreciation	72,188	79,400
Amortization	11,873	6,151
Impairment of Goodwill and Intangible Assets	-	147,660
Provision for Refunds and Uncollectible Accounts	87,516	82,016
Deferred Income Taxes	5,600	(41,648)
Loss on Disposals, Accelerated Depreciation and Adjustments to Land, Building and Equipment	9,193	14,156
Unrealized Loss on Assets Held for Sale	4,764	-
Realized Gain on Sale of Assets	-	(7,032)
Changes in Assets and Liabilities, Net of Effects from Acquisition of Components:
Accounts Receivable	(100,118)	(91,649)
Prepaid Expenses and Other	(2,488)	8,038
Accounts Payable	755	(9,612)
Accrued Salaries, Wages, Benefits and Expenses	(3,485)	12,055
Deferred Revenue	2,286	8,862
NET CASH PROVIDED BY OPERATING ACTIVITIES	227,964	228,009
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(48,994)	(69,396)
Payment for Purchase of Businesses, Net of Cash Acquired	(330,567)	(173,864)
Marketable Securities Purchased	(93)	(105)
Cash Received on Sale of Assets	-	31,072
Purchase of Noncontrolling Interest of Subsidiary	-	(3,114)
NET CASH USED IN INVESTING ACTIVITIES	(379,654)	(215,407)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Exercise of Stock Options	27,675	337
Proceeds from Stock Issued Under Colleague Stock Purchase Plan	865	1,153
Repurchase of Common Stock for Treasury	(48,508)	(32,634)
Cash Dividends Paid	(11,414)	(22,977)
Payments of Seller Financed Obligations	(4,819)	(11,500)
Borrowings Under Revolving Credit Facility	527,000	-
Repayments Under Revolving Credit Facility	(402,000)	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	88,799	(65,621)
Effects of Exchange Rate Differences	(1,360)	4,601
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(64,251)	(48,418)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	315,347	363,765
Cash, Cash Equivalents and Restricted Cash at End of Period	$251,096	$315,347

ADTALEM GLOBAL EDUCATION INC.
SEGMENT INFORMATION
(Unaudited)
PRELIMINARY

	Three Months Ended			Year Ended
	June 30,			June 30,
			Increase			Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
	(in thousands)
REVENUE:
Medical and Healthcare	$193,131	$193,038	0.0%	$802,462	$783,655	2.4%
Professional Education	39,863	31,504	26.5%	131,769	102,921	28.0%
Technology and Business	82,904	74,693	11.0%	276,341	196,097	40.9%
U.S. Traditional Postsecondary	136,253	173,167	(21.3)%	601,919	763,809	(21.2)%
Intersegment Elimination and Other	(682)	(702)	2.8%	(2,691)	(2,945)	8.6%
Total Consolidated Revenue	451,469	471,700	(4.3)%	1,809,800	1,843,537	(1.8)%
OPERATING INCOME (LOSS):
Medical and Healthcare	40,972	37,564	9.1%	187,138	178,484	4.8%
Professional Education	11,056	12,405	(10.9)%	19,866	28,043	(29.2)%
Technology and Business	19,340	15,027	28.7%	36,204	13,580	166.6%
U.S. Traditional Postsecondary	(4,571)	(78,471)	94.2%	(25,982)	(211,299)	87.7%
Reconciling Items:
Home Office and Other	(13,430)	(11,385)	(18.0)%	(78,613)	(20,951)	(275.2)%
Total Consolidated Operating Income (Loss)	$53,367	$(24,860)	NM	$138,613	$(12,143)	NM

NON-GAAP SEGMENT INFORMATION

During the three and twelve months ended June 30, 2017, Adtalem recorded special items related to the following: (i) Restructuring charges related to severance for workforce reductions and real estate consolidations at the medical and veterinary schools which is part of the Medical and Healthcare segment, DeVry University and Carrington College ("Carrington") which are part of the U.S. Traditional Postsecondary segment, and Adtalem's home office (not related to any segment) in order to align its cost structure with enrollments; (ii) Charges related to regulatory settlement agreements; and (iii) A charge related to an asset fair value write-down of its Pomona, California campus. During the three and twelve months ended June 30, 2016, Adtalem recorded special items related to the following: (i) Restructuring charges related to workforce reductions and real estate consolidations at DeVry University and real estate consolidations at Carrington in order to align its cost structure with enrollments; (ii) Asset impairment charges related to the write-down of Carrington's intangible assets and goodwill; (iii) A charge related to an asset fair value write-down at Becker Professional Education which is part of the Professional Education segment; and (iv) A gain on the sale of the DeVry University, Fremont, California campus and student housing facilities. The following tables illustrate the effects of the special items on Adtalem’s operating income and net income. Management believes that the non-GAAP disclosure of operating income and net income excluding these special items provides investors with useful supplemental information regarding the underlying business trends and performance of Adtalem’s ongoing operations and is useful for period-over-period comparisons of such operations given the special nature of the restructuring charges, regulatory settlements, loss on assets held for sale, asset impairment charges and gain on sale of assets. Adtalem uses these supplemental financial measures internally in its management and budgeting process. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, Adtalem’s reported results prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The following tables reconcile these non-GAAP measures to the most directly comparable GAAP information (in thousands):

	Three Months Ended			Year Ended
	June 30,			June 30,
			Increase			Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)

Medical and Healthcare Operating Income	$40,972	$37,564	9.1%	$187,138	$178,484	4.8%
Restructuring Expense	1,915	665	188.0%	2,582	665	288.3%
Medical and Healthcare Operating Income
Excluding Special Items	$42,887	$38,229	12.2%	$189,720	$179,149	5.9%

Professional Education Operating Income	$11,056	$12,405	(10.9)%	$19,866	$28,043	(29.2)%
Restructuring Expense	-	883	NM	-	1,183	NM
Professional Education Operating Income
Excluding Special Items	$11,056	$13,288	(16.8)%	$19,866	$29,226	(32.0)%

U.S. Traditional Postsecondary Operating
Income (Loss)	$(4,571)	$(78,471)	94.2%	$(25,982)	$(211,299)	87.7%
Restructuring Expense	3,673	32,289	(88.6)%	16,853	71,858	(76.5)%
Regulatory Settlements	-	-	NM	4,102	-	NM
Loss on Assets Held for Sale	-	-	NM	4,764	-	NM
Asset Impairment Charge	-	48,187	NM	-	147,660	NM
Gain on Sale of Assets	-	(3,183)	NM	-	(7,032)	NM
U.S. Traditional Postsecondary Operating
(Loss) Income Excluding Special Items	$(898)	$(1,178)	23.8%	$(263)	$1,187	NM

Home Office and Other Operating Loss	$(13,430)	$(11,385)	(18.0)%	$(78,613)	$(20,951)	(275.2)%
Restructuring Expense	6,369	519	1,127.2%	10,390	519	1,901.9%
Regulatory Settlements	-	-	NM	52,150	-	NM
Home Office and Other Operating Loss
Excluding Special Items	$(7,061)	$(10,866)	35.0%	$(16,073)	$(20,432)	21.3%

NON-GAAP EARNINGS DISCLOSURE
(Unaudited)
PRELIMINARY

	Three Months Ended		Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)
Net Income (Loss)	$42,859	$(9,969)	$122,283	$(3,166)
Earnings (Loss) per Share (diluted-2017, basic-2016)	$0.67	$(0.16)	$1.91	$(0.05)
Restructuring Expense	$11,957	$34,355	$29,825	$74,225
Effect on Earnings per Share (diluted)	$0.19	$0.54	$0.47	$1.15
Regulatory Settlements	$-	$-	$56,252	$-
Effect on Earnings per Share (diluted)	$-	$-	$0.88	$-
Loss on Assets Held for Sale	$-	$-	$4,764	$-
Effect on Earnings per Share (diluted)	$-	$-	$0.07	$-
Asset Impairment Charge	$-	$48,187	$-	$147,660
Effect on Earnings per Share (diluted)	$-	$0.76	$-	$2.30
Gain on Sale of Assets	$-	$(3,183)	$-	$(7,032)
Effect on Earnings per Share (diluted)	$-	$(0.05)	$-	$(0.11)
Income Tax Impact on Non-GAAP Adjustments	$(4,779)	$(28,182)	$(34,721)	$(56,432)
Effect on Earnings per Share (diluted)	$(0.08)	$(0.44)	$(0.54)	$(0.88)
Net Income Excluding Special Items, net of tax	$50,037	$41,208	$178,403	$155,255
Earnings per Share Excluding Special Items (diluted)	$0.78	$0.65	$2.79	$2.41
Shares used in EPS calculation
Basic	NA	63,536	NA	64,036
Diluted	64,034	63,784	64,019	64,371

CONTACT:
Adtalem Global Education
Investor Contact:
Joan Walter
Joan.Walter@Adtalem.com
630-353-3800
or
Media Contact:
Ernie Gibble
Ernie.Gibble@Adtalem.com
630-353-9920